Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President of Investor Relations, (303) 312-8155

Bill Barrett Corporation Announces Upcoming Investor Events

DENVER – July 14, 2011 – Bill Barrett Corporation (NYSE: BBG) today announced that management plans to participate in upcoming investor events. The Company will post an updated investor presentation on the Company’s website homepage, accessed at www.billbarrettcorp.com under “Current Events,” today, July 14, 2011 at 7:00 p.m. Eastern time (5:00 p.m. Mountain time).

Bill Barrett Corporation plans to release its second quarter 2011 financial and operating results before the market opens on Thursday, August 4, 2011. The Company will host a conference call to discuss results at 12:00 p.m. Eastern time (10:00 a.m. Mountain time), also on August 4.

Please join Bill Barrett Corporation via the Internet for a webcast of the conference call:

Date/Time:	Thursday, August 4, 2011 at 12:00 p.m. Eastern time (10:00 a.m. Mountain time)

Webcast:	Live and archived webcast available at www.billbarrettcorp.com, then click on “Second Quarter 2011 Results - Webcast” under “Current Events” on the homepage

Alternatively, you may join by telephone:

Call-in Number:	(800) 260-8140 US/Canada
(617) 614-3672 International

Passcode:	64733949

A telephonic replay will be available approximately two hours after the call on Thursday, August 4, 2011 through Thursday, August 11, 2011. You may access this replay at:

Replay Number:	(888) 286-8010 US/Canada
(617) 801-6888 International

Passcode:	77348244

Forward-Looking Statements and Cautionary Statements

This press release references materials that have been, or will be, used in investor presentations. Investor presentations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, the ability to obtain necessary drilling or other permits and rights-of-way, delays or prohibitions due to litigation or other disputes, governmental regulations, transportation, processing, market conditions, oil and gas price and differential volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, surface access, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, and other factors discussed in the Company’s Form 10-K filed for the year ended December 31, 2010, and subsequent filings with the SEC and available at www.sec.gov.

About Bill Barrett Corporation

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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